Exhibit 10.24

FIRST AMENDMENT TO LEASE

This First amendment to lease ("First Amendment") is made and entered into this _ day of January, 2014 and effective as of the 30th day of December, 2013, by and between SPENCER AIRPORT CENTER, LLC, a Delaware limited liability company ("Lessor") and CORD BLOOD AMERICA, Inc. ("Lessee").

WITNESSETH:

WHEREAS, Lessor and Lessee entered into a written Standard Industrial/Commercial Multi-Tenant Lease Agreement dated June 16, 2009, (collectively the "Lease") for approximately 16,903 square feet (the "Premises") of that certain building commonly known as 1857 Helm Drive, Las Vegas, NV 89119 within that project known as the Spencer Airport Center, LLC located in Las Vegas Nevada;

WHEREAS, Lessor and Lessee desire to amend the Lease for certain purposes as set forth below;

NOW, THEREFORE, in consideration and mutual covenants contained herein, the parties hereto agree to amend the Lease as follows:

1.	Recitals - The recitals set forth above are incorporated herein as true and correct.

2.
Lease - Any references to the Lease appearing in this First Amendment and in the Original Lease shall mean the Original Lease as amended by this First Amendment. Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

3.
Extension of Term - The term of the Lease is hereby extended for an additional sixty (60) months period beyond its current expiration date of September 30, 2014, to September 30, 2019 ("Renewal Lease Term").

4.
Premises - Lessor acknowledges that Lessee desires to reduce its Premises by approximately 1,735 square feet ("Reduced Space"). Lessor agrees to make commercially reasonable efforts to lease the adjacent vacant space at 6744 Spencer Street ("6744") and increase that premises by the Reduced Space. If Lessor is able to lease the Reduced Space as a portion of the 6744 premises, then the Base Rental rates depicted on the schedule in Section 5 of the amendment shall be reduced pro rata by the amount of the Reduced Space. In addition, the monthly Operating Costs ("CAM") will be adjusted based on the new square footage.

In the event that Lessor is not able to lease the Reduced Space, Lessor will provide to Lessee three (3) months of abated Base Rent during the renewal term for the months set forth below.

5.
Rent Schedule - Lessee's Base Rent for the month of January, 2014 shall be abated. In addition, subject to Section 4 of this Amendment, during the renewal term, if Lessor has not executed a lease for 6744 which includes the Reduced Space by November 30, 2015, and on each subsequent anniversary date that the Reduced Space is not leased, the Lessee shall receive an additional abatement of Base Rent for the months of December 2015, December 2016, and December 2017, as applicable. Lessee acknowledges that there will be no abatement of CAM charges or HOA fees during any month for which Base Rent is abated. The Base Rent schedule for the renewal term is as follows:

Dates	Base Rent	CAM	HOA	TOTAL
October 1,2014 - September 30, 2015	$11,633.07	$2,799.13	$178.53	$14,610.73
October 1,2015 - September 30,2016	$12,012.96	$2,799.13	$178.53	$14,990.62
October 1,2016 - September 30,2017	$12,373.35	$2,799.13	$178.53	$15,351.01
October 1,2017 - September 30,2018	$12,744.55	$2,799.13	$178.53	$15,722.21
October 1,2018 - September 30,2019	$13,126.89	$2,799.13	$178.53	$16,104.55

6.	Operating Costs - Lessee shall be responsible for operating costs ("CAM") as noted above. Lessee acknowledges that operating costs are subject to change in accordance with the Lease.

7.	HOA Costs - Lessee shall be responsible for monthly HOA dues as noted above. Lessee acknowledges that HOA costs are subject to change in accordance with the Lease.

8.
Successors - The covenants, agreements, terms and conditions contained in this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and/except as otherwise provided in the Lease as hereby amended, their respective assigns.

9.
Broker - Lessee and Lessor warrant that they have dealt with no other real estate broker(s) in connection with this First Amendment or the Premises except for Cynthia Holland of Kennedy Wilson Nevada Management, who represents Lessor. If any other person shall assert a claim against Lessor for a finder's fee, brokerage commission or other compensation on account of alleged employment by, or contacts with, Lessee as a finder or broker, or performance of services on behalf of Lessee as a finder or broker, in connection with this First Amendment or the Premises, Lessee shall indemnify and hold harmless Lessor from and against any such claim and all costs, expenses and liabilities incurred by Lessor in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim.

10.	Binding Agreement - This First Amendment shall not be binding upon Lessor unless and until executed by Lessor and a fully executed copy thereof is delivered to Lessee.

11.
Modification - This First Amendment may not be changed, terminated, discharged or modified orally or any provision waived orally but only by an agreement in writing signed by the party against which enforcement of any waiver, change, termination, modification or discharge is sought.

12.	Terms - All terms contained in this First Amendment shall have the same meanings ascribed to them in the Lease unless otherwise defined herein.

13.
Effect of First Amendment - Except as modified by this First Amendment, the Lease and all covenants, agreements, terms and conditions thereof, shall remain in full force and effect and are hereby in all respects ratified and confirmed. In the event of any conflict between this First Amendment and the Original Lease, this First Amendment shall govern and control.

14.	Governing Law - This First Amendment shall be governed by, and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day and year first above written.

LESSOR:

Spencer Airport Center, LLC, a Delaware limited liability company
By:  The Guardian Life Insurance Company of America, its sole member

                                                                                                                             /s/ Mark DePrima

Mark DePrima
Senior Director

LESSEE:

Cord Blood America, Inc.
                                                                                                                            /s/ Joseph R. Vicente

Joseph R. Vicente Chairman & President